EXHIBIT 2.1

                       AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of this day of December 3, 2004, by and between J Net Enterprises, Inc., a Nevada corporation (the "Nevada Corporation"), and Epoch Holding
Corporation, a Delaware corporation (the "Delaware Corporation").

                           W I T N E S S E T H:

     WHEREAS, the Nevada Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and on the date of this Agreement has authority to issue sixty million (60,000,000) shares of common stock, par value $0.01 per share (the "Nevada Common Stock"), and one million (1,000,000) shares of preferred stock, $1.00 par value per share (the "Nevada Preferred Stock"), of which 17,834,737 shares of the Nevada Common Stock are issued and outstanding and no shares of Nevada Preferred Stock is issued and outstanding;

     WHEREAS, the Delaware Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has authority to issue sixty million (60,000,000) shares of common stock, par value $0.01 per share (the "Delaware Common Stock"), and one million (1,000,000) shares of preferred stock, $1.00 par value per share (the "Delaware Preferred Stock"), of which 100 shares of the Delaware Common Stock are issued and outstanding and owned by the Nevada Corporation;

     WHEREAS, the respective Boards of Directors of the Nevada Corporation and the Delaware Corporation have determined that, for purposes of effecting the reincorporation of the Nevada Corporation in the State of Delaware, it is advisable, to the advantage of and in the best interests of the Delaware Corporation and its stockholder and the Nevada Corporation and its stockholders that the Nevada Corporation merge with and into the Delaware Corporation upon the terms and subject to the conditions herein provided;

     WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the merger described herein to qualify as a reorganization under the provisions of
Section 368 of the Code; and

     WHEREAS, the respective Boards of Directors of the Nevada Corporation and the Delaware Corporation and the stockholder of the Delaware
Corporation have unanimously adopted and approved this Agreement, and the Board of Directors of the Nevada Corporation has directed that this Agreement be submitted to the stockholders of the Nevada Corporation for their consideration;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the Nevada Corporation and the Delaware Corporation hereby agree as follows:

     1. Merger. Subject to the approval of the stockholders of the Nevada Corporation in accordance with the Nevada Revised Statutes (the "NRS"), at such time thereafter as the parties hereto shall mutually agree, the Nevada Corporation shall be merged with and into the Delaware Corporation (the "Merger"), and the Delaware Corporation shall be the surviving company (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall be effective upon (a) the filing of this Agreement together with Articles of Merger (the "Articles of Merger") with the office of the Secretary of State of the State of Nevada in accordance with the provisions of Chapter 92-A of the NRS; and (b) the filing of a duly certified counterpart of this Agreement and a duly executed Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the Delaware General Corporation Law (the "DCGL"); the date and time of the later of such filings being hereinafter referred to as the "Effective Date." Immediately following the due approval of the Merger by the stockholders of the Nevada Corporation, subject to the provisions of this Agreement, the Articles of Merger shall be duly executed by the Delaware Corporation and the Nevada Corporation and thereafter delivered to the office of the Secretary of State of the State of Nevada, as provided in Chapter 92-A of the NRS, and the Certificate of Merger shall be duly executed by the Delaware Corporation and the Nevada Corporation and thereafter delivered to the office of the Secretary of State of Delaware, pursuant to Section 251 of the DGCL.

     2.  Governing Documents.

         a. The Certificate of Incorporation of the Delaware Corporation, a copy of which is attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation.

         b. The By-Laws of the Delaware Corporation, a copy of which is attached hereto as Exhibit B, shall be the By-Laws of the Surviving Corporation.

     3. Officers and Directors. The directors of the Nevada Corporation immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the Nevada Corporation immediately prior to the Effective Date shall be the officers of the Surviving Corporation. Such directors and officers will hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, as the same may be lawfully amended, or as otherwise provided by law.

     4. Succession. As of the Effective Date, the separate existence of the Nevada Corporation shall cease and the Nevada Corporation shall be merged with and into the Delaware Corporation, and the name of the Surviving Corporation shall be Epoch Holding Corporation. The Surviving Corporation shall have all of the rights, privileges, immunities and powers and be subject to all of the duties and liabilities granted or imposed by
Section 259 of the DGCL.

     5. Further Assistance. From and after the Effective Date, as and when required by the Delaware Corporation or by its successor and assigns, there shall be executed and delivered on behalf of the Nevada Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Delaware Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, power, franchises and authority of the Nevada Corporation, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Delaware Corporation are fully authorized in the name and on behalf of the Nevada Corporation or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6. Capital Stock. At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of Nevada Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and non-assessable share of Delaware Common Stock. At the Effective Date, any shares of treasury stock presently held by the Nevada Corporation shall be canceled and retired and no shares of Delaware Common Stock or other securities of Delaware Common Stock shall be issued in respect thereof.

     7. Outstanding Stock of the Delaware Corporation. At the Effective Date, the 100 shares of the Delaware Common Stock presently issued and outstanding in the name of the Nevada Corporation shall be canceled and retired and resume the status of authorized and unissued shares of Delaware Common Stock, and no shares of Delaware Common Stock or other securities of Delaware Common Stock shall be issued in respect thereof.

     8. Stock Certificates. From and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Nevada Common Stock shall be deemed for all purposes to evidence ownership and to present the shares of Delaware Common Stock into which such shares of Nevada Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Delaware Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Delaware Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Delaware Common Stock evidenced by such outstanding certificates as above provided.

      9. Options. At the Effective Date, each outstanding option or other right to purchase shares of Nevada Common Stock, including options granted and outstanding under the 2004 Omnibus Long-Term Compensation Plan and the 1992 Incentive and Non-Qualified Stock Option Plan (collectively, the "Nevada Option Plans"), shall, by virtue of the Merger and without any action on part of the holder thereof, be converted into and become an option or right to purchase the same number of shares of Delaware Common Stock at a price per share equal to the exercise price of the option or right to purchase Nevada Common Stock and upon the same terms and subject to the same conditions as set forth in the Nevada Option Plans and the agreements entered into by the Nevada Corporation pertaining to such options or rights. A number of shares of Delaware Common Stock shall be reserved for purposes of such options and rights equal to the number of shares of Nevada Common Stock so reserved immediately prior to the Effective Date. As of the Effective Date, the Delaware Corporation shall assume all obligations of the Nevada Corporation under agreements pertaining to such options and rights, including the Nevada Option Plans, and the outstanding options or other rights, or portions hereof, granted pursuant thereto.

     10. Validity of Delaware Common Stock. All shares of Delaware Common Stock into which Nevada Common Stock is to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall, when issued, be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to such Nevada Common Stock.

     11. Rights of Former Holders. From and after the Effective Date, no holder of certificates which evidenced Nevada Common Stock immediately prior to the Effective Date shall have any rights with respect to the shares formerly evidenced by those certificates, other than to receive the shares of Delaware Common Stock into which such Nevada Common Stock shall have been converted pursuant to the Merger.

     12. Covenants of the Delaware Corporation. The Delaware Corporation covenants and agrees that, effective not later than the Effective Date, it will (a) qualify to do business as a foreign corporation in all states in which the Nevada Corporation is so qualified and in which failure so to qualify would have a material adverse effect on the business or financial condition of the Delaware Corporation and its subsidiaries, taken together as a whole, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under applicable provisions of state law in the states in which qualification is required hereunder; and
(b) file any and all documents with the Nevada Franchise Tax Board necessary to the assumption by the Delaware Corporation of all of the franchise tax liabilities of the Nevada Corporation.

     13. Condition. It shall be a condition precedent to the consummation of the Merger and the other transactions contemplated in this Agreement that the shares of Delaware Common Stock to be issued by Epoch Holding Corporation shall, upon official notice of issuance, be listed for quotation on the Over-the-Counter Bulletin Board as of the Effective Date.

    14. Waiver and Amendment. At any time prior to the Effective Date and after approval and adoption of this Agreement by the stockholders of the Nevada Corporation, this Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of the Delaware Corporation and the Nevada Corporation to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement without action by the respective stockholders of the parties, except that any (a) amendments to Section 6, (b) amendments changing the terms, rights, powers or preferences of Delaware Common Stock or Delaware Preferred Stock, or amendments altering any terms of this Agreement if such alteration would adversely affect the holders of the capital stock of the Nevada Company or the Delaware Company, must be approved by the holders of a majority of the Nevada Common Stock.

     15. Abandonment and Termination. At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Nevada Corporation or the Delaware Corporation or both, notwithstanding approval of this Agreement by the sole stockholder of the Delaware Corporation and the stockholders of the Nevada Corporation.

     16. Counterparts. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

     17. Headings. The paragraph headings in the Agreement are intended principally for convenience and shall not, by themselves, determine rights and obligations of the parties to this Agreement.

     18. Third Parties. Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

     19. Governing Law. The Merger shall be governed by, and construed in accordance with the laws of the State of Delaware.

     20. Approval of Nevada Corporation as the Sole Stockholder of the Delaware Corporation. By its execution and delivery of this Agreement, the Nevada Corporation, as the sole stockholder of the Delaware Corporation, consents to, approves and adopts this Agreement and approves the Merger, subject to the approval and adoption of this Agreement by the holders of a majority of the shares of the Nevada Common Stock. The Nevada Corporation agrees to execute such instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement and Merger as the sole stockholder of the Delaware Corporation.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

                                 J NET ENTERPRISES, INC.

                                 By:  /s/  William W. Priest
                                      _______________________________
                                      Name:  William W. Priest
                                      Title:  Chief Executive Officer


                                 EPOCH HOLDING CORPORATION

                                 By:  /s/  Mark E. Wilson
                                      _______________________________
                                      Name:  Mark E. Wilson
                                      Title:  President


                                                             Exhibit A
                          CERTIFICATE OF INCORPORATION

                                       OF

                           EPOCH HOLDING CORPORATION

          Pursuant to Section 102 of the General Corporation Law of the
                               State of Delaware
          _____________________________________________________________

     The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of the State of Delaware, does hereby certify:

          FIRST: The name of the corporation is Epoch Holding Corporation (the "Corporation").

          SECOND: The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901, County of Kent.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares which the Corporation shall have authority to issue is 61,000,000 shares of capital stock consisting of 60,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"); and 1,000,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock").

          Authority is hereby vested in the Board of Directors of the Corporation to provide for the issuance of shares of Preferred Stock and in connection therewith to fix by resolution providing for the issue of such class, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such class, including, without limitation, dividends, voting rights, rights of redemption, or conversion into Common Stock, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law.

          FIFTH: The name and mailing address of the Incorporator is as follows:

                   Name                      Address

                   Tina Fleischmann          J Net Enterprises, Inc.
                                             3900 Dallas Parkway #340
                                             Plano, Texas 75093

          SIXTH:  The Corporation is to have perpetual existence.

          SEVENTH: The Corporation expressly elects not to be subject to the provisions of Section 203 of the Delaware General Corporation Law.

          EIGHTH: The board of directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

          NINTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

          TENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          ELEVENTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law upon the Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred under the General Corporation Law. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the board of directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the General Corporation Law shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

          TWELFTH: The number of directors constituting the Board of Directors shall be determined by the Board of Directors, subject to the by-laws of the Corporation. Any vacancy in the Board of Directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of either a majority of the directors then in office, though less than a quorum, or by the stockholders at the next annual meeting thereof or at a special meeting called for such purpose. Stockholders may not apply to request that the Delaware Court of Chancery summarily order an election to be held to fill any vacancies in the Board of Directors whether or not, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board of Directors as constituted immediately prior to any such vacancy or increase. Each director so elected shall hold office until the next meeting of the stockholders in which the election of directors is in the regular order of business and until his successor shall have been elected and qualified.

          IN WITNESS WHEREOF, I have hereunto set my hand this 29th day of November, 2004 and I affirm that the foregoing certificate is my act and deed and that the facts stated herein are true.

                                          /s/ Tina Fleischmann
                                          ______________________________
                                          Tina Fleischmann, Incorporator
                                          3900 Dallas Parkway #340
                                          Plano, Texas 75093